Kathleen A. McGah Deputy General Counsel Legal Division - 6 MS Telephone: (860) 277-7389 Fax: (860) 954-5476
Exhibit 23(b)

March 22, 2002

The Travelers Insurance Company
One Tower Square
Hartford, Connecticut 06183

Gentlemen:

             With reference to Pre-Effective Amendment No. 1 to the Registration Statement on Form S-2 filed by The Travelers Insurance Company with the Securities and Exchange Commission covering registered fixed annuity contracts, I have examined such documents and such law as I have considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

1.	The Travelers Insurance Company is duly organized and existing under the laws of the State of Connecticut and has been duly authorized to do business and to issue Modified Guaranteed annuity contracts by the Insurance Commission of the State of Connecticut.

2.	The modified guaranteed annuity contracts covered by the above Registration Statement, and all pre- and post-effective amendments relating thereto, are approved and authorized by the Insurance Commissioner of the State of Connecticut and when issued will be valid, legal and binding obligations of The Travelers Insurance Company.

             I hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the reference to this opinion under the caption “Legal Opinion” in the Prospectus constituting a part of the Registration Statement.

Very truly yours,
/s/Kathleen A. McGah

Deputy General Counsel The Travelers Insurance Company